Exhibit 99.3

NSTAR Electric Company

800 Boylston Street

Boston, Massachusetts 02199

Ladies and Gentlemen:

Reference is made to our opinion dated May 18, 2007 and included as Exhibit 5.1 to the Registration Statement on Form S-3 (File No. 333-143071) (the “Registration Statement”) previously filed by NSTAR Electric Company, a Massachusetts corporation (the “Company”), with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), and declared effective on June 1, 2007. We are rendering this supplemental opinion in connection with the prospectus supplement dated November 14, 2007 (the “Prospectus Supplement”) filed by the Company pursuant to Rule 424 promulgated under the Securities Act. The Prospectus Supplement relates to the offering by the Company of $300,000,000 in aggregate principal amount of 5.625% Debentures due 2017 (collectively, the “Debentures”). The Debentures were issued under the Indenture dated as of September 1, 1988 between the Company and The Bank of New York Trust Company, N.A. (as successor to The Bank of New York, as successor to Bank of Montreal Trust Company), as trustee, as supplemented by votes of the Board of Directors of the Company dated December 11, 2003 and October 13, 2005 and the related Officer’s Certificate dated November 19, 2007.

We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents and records and have made such investigation of fact and such examination of law as we have deemed appropriate in order to enable us to render the opinion set forth herein. In conducting such investigation, we have relied, without independent verification, upon certificates of officers of the Company, public officials and other appropriate persons.

Based upon the foregoing and subject to the additional qualifications set forth below, we are of the opinion that the Debentures have been duly authorized by all necessary corporate action of the Company and, when issued in accordance with the terms of the Underwriting Agreement dated November 14, 2007 among the Company, Citigroup Global Markets Inc., Goldman, Sachs & Co. and J.P. Morgan Securities Inc. and the Pricing Agreement dated November 14, 2007 among the Company, Citigroup Global Markets Inc., Goldman, Sachs & Co. and J.P. Morgan Securities Inc., will constitute the valid and binding obligations of the Company, subject to (i) bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors, and (ii) general principles of equity, regardless of whether applied in proceedings in equity or at law.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Registration Statement and in the Prospectus Supplement under the caption “Validity of Debentures.”

Very truly yours,

/s/ Ropes & Gray LLP